Exhibit 99.1
 NEWS from Carrington
 FOR IMMEDIATE RELEASE
                                   For Information Contact:
                                   Carlton E. Turner, Chief Executive Officer
                                   (972) 518-1300


        CARRINGTON ANNOUNCES CLOSING OF $5.0 MILLION PRIVATE PLACEMENT

 IRVING, TEXAS - November 21, 2005  -  Carrington Laboratories, Inc. (Nasdaq:
 CARN) announced today the completion of a private placement of $5.0 million in aggregate principal amount of its 6.0% Subordinated Promissory Notes due 2009, together with Series A Common Stock Purchase Warrants to purchase 2,500,000 shares of the Company's common stock and Series B Common Stock Purchase Warrants to purchase 2,500,000 shares of the Company's common stock.

 Each investor purchasing notes received a Series A Warrant to purchase a number of shares of common stock equal to one-half of the aggregate principal amount of the notes purchased by such investor and a Series B Warrant to purchase a number of shares of common stock equal to one-half of the aggregate principal amount of the notes purchased by such investor.

 The notes are subordinated, unsecured obligations of Carrington and will mature in November 2009, subject to mandatory prepayment provisions relating to the exercise in full of a holder's Series A Warrant.

 The Series A Warrants are exercisable for a period of four years (subject to certain early termination provisions) at an exercise price of $5.00 per share. The Series B Warrants are exercisable for a period of four years at an exercise price of $10.00 per share.

 Carrington also agreed to file (within 90 days) a registration statement with the SEC covering resales of the shares acquired upon the exercise of the warrants.

 The securities offered in the private placement have not been registered under Securities Act of 1933 or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This press release is issued pursuant to Rule 135(c) promulgated under the Securities Act of 1933, and does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.


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